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                                  THE HARTFORD

COST OF LIVING ADJUSTMENT RIDER

This Rider will be a part of the Policy to which it is attached, and except as noted below, it is subject to all conditions and limitations of such Policy. The Date of Issue and Policy Date applicable to this Rider are the same as those of the Policy.

DEFINITIONS

CPI: The United States City Average Consumer Price Index for all Urban Consumers for all items.

INCREASE DATE: The date on which a cost of living amount is effective.

INCREASE AMOUNT: The amount of the cost of living increase provided by this Rider.

FACE AMOUNT: The base plan amount of insurance for the Policy as shown on the most recent Policy Specifications page of Your Policy.

BENEFIT

On every second anniversary of this Rider, while this Rider is in effect, We will increase Your Face Amount without requiring evidence of insurability. The increase amount will be based on the CPI and will be made within the limits described below. Such increases will be treated like any other increases in determining charges, No Lapse Guarantee premiums and Death Benefit Guarantee premiums, if applicable.

CALCULATION OF INCREASE AMOUNT

We will calculate the increase as follows:

       (a)  the CPI six months before the Increase Date; divided by

       (b) the CPI 30 months before the Increase Date;

       (c)  minus one;

       (d) multiplied by the current Face Amount of the Policy.

The minimum and maximum amounts for any one increase are shown on the Policy Specifications page. We may change these amounts, for future increases, at any time. Any change in the minimum and maximum amounts will be are subject to the prior approval of the Insurance Superintendent of New York.

CHANGE IN OR DISCONTINUANCE OF THE CPI

We will substitute what We believe is an appropriate index for the CPI if:

       (a) the composition of, base of, or method of calculation of the CPI changes in such a way that We consider its use inappropriate for calculating the Increase Amount; or

       (b) the publication of the CPI is delayed or discontinued.

ACCEPTING OR REJECTING AN INCREASE AMOUNT

A notice will be mailed to You before the Increase Date, advising You of the Increase Amount, and the additional charge for the Increase Amount. If You do not want to accept the Increase Amount, We must receive Your written rejection within 30 days after the date of Our notice. If You reject the increase, this Rider will be terminated according to the Termination provision appearing below. If You do not reject the increase, We will increase the Face Amount by the amounts shown on the notice. We will send You a new Policy Specifications page.

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TERMINATION

To terminate this Rider, notify Us In Writing. Otherwise, it will continue until the earliest of the following:

       (a) the first Policy Anniversary on or after the Insured's 66th birthday;

       (b) the date the Policy is surrendered, lapsed or terminated;

       (c)  the date the Face Amount of the Policy is decreased;

       (d) Your rejection of an automatic Increase Amount;

       (e)  The date We receive Your written request to cancel this Rider;

       (f)  The date of the Insured's death;

       (g) When you begin receiving benefits under either the Deduction Amount Waiver Rider or the Waiver of Specified Amount Disability Benefit Rider;

       (h) it is terminated by any Policy provision or additional benefit rider provision.

REINSTATEMENT

If this Rider terminates under (b) above, it may be reinstated if the Policy is reinstated at a standard or preferred risk class. If this Rider is terminated under (c), (d), or (e) above, reinstatement will be subject to evidence of insurability satisfactory to Us.

If this Rider is reinstated during the 90 day period before an Increase Date, then the first Increase Amount will be available two years from that Increase Date.

INCONTESTABILITY

This Rider will have its own two year contestable period. The contestable period will begin on the later of the effective date of this Rider or the date this Rider is reinstated.

SUICIDE

If the Insured commits suicide within two years of the effective date of the Rider or from the reinstatement, We will not pay the proceeds for any increase amount made since the effective date of this Rider or the date the Rider is reinstated.

Signed for HARTFORD LIFE INSURANCE COMPANY

    /s/ Christine Hayer Repasy            /s/ Thomas M. Marra
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    CHRISTINE HAYER REPASY, SECRETARY     THOMAS M. MARRA, PRESIDENT

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